Exhibit 99.1


                      Possis Invests in IVC Filter Company

  Deal, with Option to Purchase, Expands Endovascular Thrombus Management Focus


     MINNEAPOLIS--(BUSINESS WIRE)--Dec. 13, 2006--Possis Medical, Inc. (NASDAQ:
POSS) a developer, manufacturer and marketer of pioneering medical devices for the cardiovascular and vascular treatment markets, today announced that it has closed a $2.5 million equity investment in Rafael Medical Technologies, Inc. The deal gives Possis 15 percent ownership in Rafael Medical with a three-year option to purchase the company, together with an obligation to provide up to $1.5 million of secured debt financing and one seat on Rafael's board of directors. Rafael Medical is developing its proprietary SafeFlo(R) inferior vena cava (IVC) filter. It is estimated that by 2010, the U.S. market for IVC filters will total nearly $200 million.

     The inferior vena cava (IVC) is the large vein that carries de-oxygenated blood from the lower body back to the heart and then to the lungs for re-oxygenation. In certain individuals, the formation of blood clots in the deep veins of the legs, a condition known as deep vein thrombosis (DVT), can lead to the migration of blood clots to the lungs causing a pulmonary embolism (PE), an often fatal condition. The U.S. patented SafeFlo(R) IVC filter is a minimally invasive and retrievable filter designed to prevent the migration of thrombus to the lungs and the potentially devastating effects of PE.

     "More than 600,000 people suffer from DVT annually in the United States and the most feared complication of DVT is PE," said Robert Dutcher, chairman, president and CEO of Possis Medical. "As part of our broader endovascular focus, we secured an option to acquire Rafael Medical -- the developer of the SafeFlo(R) filter. The retrievable design of the SafeFlo(R) filter allows it to be placed in the patient temporarily and then later removed when the risk of a PE has passed. This device is synergistic with our strategy to expand the use of our industry-leading AngioJet(R) Thrombectomy System to treat both DVT and PE thrombus. The combination of the SafeFlo(R) filter and AngioJet thrombectomy may revolutionize the treatment of DVT and prevention of PE."

     Rafael Medical is conducting a clinical trial of the SafeFlo(R) filter at multiple sites in the United States and Europe; a 510(k) submission to the FDA is expected within 12 to 18 months.

     The purchase option may be exercised by Possis at any time, at the discretion of Possis, prior to the earlier of 60 days after Rafael receives U.S. FDA marketing clearance, or November 29, 2009. If Possis determines to exercise the option, it will pay Rafael Medical shareholders an initial purchase price of $12 million in cash, less any debt outstanding, and will be obligated to make earn-out payments based on a multiple of revenue generated from the SafeFlo(R) IVC filter during the three years commencing six months after closing of the transaction. Total payments, including the $2.5 million initial equity investment, will not exceed $54 million.

     Concluded Dutcher, "This strategic initiative will allow us to expand our leadership position in thrombus management, and leverages our strengths and proven technology to provide customers with a broader portfolio of endovascular treatment options."

     About Rafael Medical Technologies

     Rafael Medical Technologies, Inc., is an emerging medical device company specializing in the development, manufacture and marketing of highly innovative transcatheter intravascular devices. The company's devices facilitate simple and safe minimally invasive medical procedures. By concentrating on its key strength -- research and development, Rafael Medical seeks to ensure that its devices offer the medical community the most innovative and user-friendly solutions for advancing transcatheter intravascular procedures. Rafael Medical was founded and incorporated in Delaware in June 2000. Research and development activities are conducted by 14 employees at the company's Israeli subsidiary, R.M.T. Medical Technologies Ltd. in Caesarea, Israel.

     About Possis Medical, Inc.

     Possis Medical, Inc., develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The Company's AngioJet System is the world's leading mechanical thrombectomy system with FDA approval to remove large and small thrombus from coronary arteries, coronary bypass grafts, peripheral arteries and veins and A-V grafts and native fistulas.

     Certain statements in this press release constitute "forward-looking statements" within the meaning of Federal Securities Laws. Some of these statements relate to the SafeFlo(R) filter and its anticipated performance, market potential and acceptance, and regulatory approval pathway. These statements are based on our current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements, such as, whether or not Possis exercises its option to purchase Rafael Medical, the effectiveness of our sales and marketing efforts, and our ability to effectively manage other new product development timelines. A discussion of these and other factors that could impact the Company's future results are set forth in the cautionary statements included in the Company's Form 10-K for the year ended July 31, 2006, filed with the Securities and Exchange Commission.


     CONTACT: Possis Medical, Inc.
              Jules L. Fisher
              Vice President, Finance and Chief Financial Officer
              763-450-8011
              jules.fisher@possis.com